EXHIBIT 3.1

OPC RESIDENTIAL PROPERTIES TRUST, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: OPC Residential Properties Trust, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is OPC Residential Properties Trust, Inc.

ARTICLE II

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o HSC Agent Services, Inc., 245 West Chase Street, Baltimore, Maryland 21201. The name and address of the resident agent of the Corporation are HSC Agent Services, Inc., 245 West Chase Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE IV

DEFINITIONS

As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

Board or Board of Directors. The term “Board” or “Board of Directors” shall mean the Board of Directors of the Corporation.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Bylaws. The term “Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time.

Charter. The term “Charter” shall mean the charter of the Corporation.

Code. The term “Code” shall have the meaning as provided in Article II herein.

Common Shares. The term “Common Shares” shall have the meaning as provided in Section 5.1 herein.

Corporation. The term “Corporation” shall have the meaning as provided in Article I herein.

Director. The term “Director” shall have the meaning as provided in Section 6.1 herein.

Distributions. The term “Distributions” shall mean any distributions (as such term is defined in Section 2-301 of the MGCL), pursuant to Section 5.5 hereof, by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

Independent Director. Until such time as the Common Shares are Listed, the term “Independent Director” shall mean a Director who satisfies the independence requirements under the rules and regulations of the NYSE as in effect from time to time. Upon a Listing, the term “Independent Director” shall mean a Director who satisfies the independence requirements under the rules and regulations of the national securities exchange on which the Common Shares are Listed.

Listing. The term “Listing” shall mean that the Common Shares have been approved for trading on a national securities exchange. Upon such Listing, the Common Shares shall be deemed Listed.

MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

Net Assets. The term “Net Assets” shall mean the total assets of the Corporation (other than intangibles) at cost, before deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities, calculated quarterly by the Corporation on a basis consistently applied.

Non-Compliant Tender Offer. The term “Non-Compliant Tender Offer” shall have the meaning as provided in Section 6.10 herein.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Offering. The term “Offering” shall mean any offering and sale of Shares.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

Preferred Shares. The term “Preferred Shares” shall have the meaning as provided in Section 5.1 herein.

REIT. The term “REIT” shall mean a real estate investment trust under the REIT Provisions of the Code.

REIT Provisions of the Code. The term “REIT Provisions of the Code” shall mean Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

SDAT. The term “SDAT” shall have the meaning as provided in Section 5.4 herein.

Shares. The term “Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.

Stockholders. The term “Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.

Tendered Shares. The term “Tendered Shares” shall have the meaning as provided in Section 6.10 herein.

ARTICLE V

STOCK

Section 5.1 Authorized Shares. The Corporation has authority to issue 100,000,000 Shares, consisting of 90,000,000 shares of Common Stock, $.01 par value per share (“Common Shares”), and 10,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $1,000,000. If Shares of one class are classified or reclassified into Shares of another class pursuant to this Article V, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.

Section 5.2 Common Shares.

Section 5.2.1 Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

Section 5.2.2 Description. Except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Stockholders are entitled to vote. The Board may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

Section 5.2.3 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, the aggregate assets available for distribution to holders of the Common Shares shall be determined in accordance with applicable law. Each holder of Common Shares of a particular class shall be entitled to receive, ratably with each other holder of Common Shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding Common Shares of such class held by such holder bears to the total number of outstanding Common Shares of such class then outstanding.

Section 5.2.4 Voting Rights. Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.

Section 5.2.5 Action by Consent. The holders of the Common Shares entitled to vote generally in the election of Directors may take action or consent to any action by delivering a consent in writing or by electronic transmission of the Stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the Stockholders, provided that the Corporation gives notice of the action not later than 10 days after the effective date of the action to each holder of the Common Shares and to each Stockholder who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.

Section 5.3 Preferred Shares. The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of Shares.

Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document.

Section 5.5 Dividends and Distributions. The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation, including in Shares of one class payable to holders of Shares of another class, or from any other source as the Board of Directors in its discretion shall determine. The Board of Directors shall endeavor to authorize the Corporation to declare and pay such dividends and other Distributions as shall be necessary for the Corporation to qualify as a REIT under the Code; however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation. The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.5 shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

Section 5.6 Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws.

Section 5.7 Issuance of Shares Without Certificates. The Board may authorize the issuance of Shares without certificates. The Corporation shall continue to treat the holder of uncertificated Shares registered on its stock ledger as the owner of the Shares noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose.

ARTICLE VI

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 6.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation (the “Directors”) shall be three, which number may be increased or decreased from time to time pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL. A majority of the Board will be Independent Directors except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor. The names of the Directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Charles P. Toppino

Bradford D. West

Edward J. Ratinoff

The Corporation elects to make the election provided for under Section 3-804(c) of the MGCL that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

Section 6.2 REIT Qualification. If the Corporation elects to qualify or requalify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.

Section 6.3 Term; Removal. Except as may otherwise be provided in the terms of any Preferred Shares issued by the Corporation with respect to the termination after less than one year of the term of office of any Director elected by the holders of such Preferred Shares, each Director shall hold office for one year, until the next annual meeting of Stockholders and until his or her successor is duly elected and qualifies. Directors may be elected to an unlimited number of successive terms. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of Directors.

Section 6.4 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other Distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any Shares; the number of Shares of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Directors shall be liable for making or failing to make such a determination.

Section 6.5 Limitation of Director and Officer Liability; Indemnification.

(a) To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages. Neither the amendment nor repeal of this Section 6.5(a), nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 6.5(a), shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(b) To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by this Section 6.5 shall vest immediately upon election of a Director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in this Section 6.5 shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Section 6.6 Express Exculpatory Clauses in Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Stockholders, Directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

Section 6.7 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 6.8 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 6.9 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 5.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Corporation which it may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 6.10 Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer. If any Person initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), the Corporation, in its sole discretion, shall have the right to redeem such non-compliant Person’s Shares and any Shares acquired in such tender offer (collectively, the “Tendered Shares”) at the lesser of (i) the price then being paid per Common Share purchased in the Corporation’s latest Offering at full purchase price (not discounted for commission reductions or for reductions in sale price permitted pursuant to any Distribution reinvestment plan that the Board may establish), (ii) the fair market value of the Shares as determined by an independent valuation obtained by the Corporation or (iii) the lowest tender offer price offered in such Non-Compliant Tender Offer. The Corporation may purchase such Tendered Shares upon delivery of the purchase price to the Person initiating such Non-Compliant Tender Offer and, upon such delivery, the Corporation may instruct any transfer agent to transfer such purchased Shares to the Corporation. In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this

Section 6.10, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer and expenses incurred in connection with any purchase of Tendered Shares by the Corporation. The Corporation maintains the right to offset any such expenses against the dollar amount to be paid by the Corporation for the purchase of Tendered Shares pursuant to this Section 6.10. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 6.10 shall be of no force or effect with respect to any Shares that are then Listed.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation.

THIRD: The amendment to and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VII of the foregoing amendment and restatement of the charter.

SEVENTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signatures on following page.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this      day of December, 2014.

ATTEST:		OPC RESIDENTIAL PROPERTIES TRUST, INC.

By:		By:	(SEAL)
Name:	Edward E. Pascual	Name:	Charles P. Toppino
Title:	Chief Financial Officer and Secretary	Title:	Chief Executive Officer and President